Exhibit 99.1

Virtusa Announces Second Quarter Fiscal Year 2009 Financial Results and Promotions to Executive Management Team

•                  Second quarter revenue of $44 million increased 9% year-over-year; 13% in constant currency

•                  Second quarter diluted earnings per share of $0.05

•                  Commenced work with 6 new clients in the second quarter

Westborough, MA – (October 29, 2008) – Virtusa Corporation (NASDAQ: VRTU), a global information technology (IT) services company that provides IT consulting, technology implementation and application outsourcing services through an enhanced global delivery model, today reported financial results for the second quarter of fiscal year 2009, ended September 30, 2008.

Second Quarter Fiscal 2009 Financial Results

Revenue increased 9% year-over-year and 3% sequentially, to $44 million, in the second quarter of fiscal 2009.  On a constant currency basis, which converts current period revenue using the corresponding prior period’s foreign exchange rates, revenue increased 13% year-over-year and 6% sequentially.

Virtusa reported income from operations of approximately $0.7 million for the second quarter of fiscal 2009, compared to $4.7 million for the second quarter of fiscal 2008 and break even in the first quarter of fiscal 2009.

Net income for the second quarter of fiscal 2009 was $1.3 million, or $0.05 per diluted share, compared to $4.6 million, or $0.20 per diluted share for the second quarter of fiscal 2008 and $0.8 million, or $0.03 per diluted share, for the prior quarter.  Earnings per share for the second quarter of fiscal 2009 reflects a 5% year-over-year increase in diluted shares outstanding primarily due to the successful completion of the Company’s initial public offering in August of 2007.

The Company ended the second quarter of fiscal 2009 with $91.9 million of cash and cash equivalents, short-term investments and long-term investments. The Company generated cash from operations of $5.4 million during the second quarter of fiscal 2009.  During the second quarter of fiscal 2009, pursuant to the Company’s Share Repurchase Program the Company repurchased 456,719 shares for approximately $3.4 million at an average price of $7.44.

Kris Canekeratne, Virtusa’s Chairman and CEO, stated “We are pleased with our second quarter performance which was driven by our established clients expanding with us and by increased contribution from new clients we have added over the past year.”  Canekeratne continued, “In these challenging economic times, our Platforming approach is a key differentiator in new client acquisition and continues to resonate well across our client base because we improve internal efficiencies, accelerate time-to-market and reduce overall IT costs.”

“Our second quarter results demonstrate our ability to execute against our goals of improving utilization and expanding profit margins,” said Tom Holler, Chief Operating Officer. “Our current guidance for fiscal 2009 reflects general economic weakness as well as the impact of foreign currencies,” Holler concluded.

Executive Management Team Appointments

On October 27, 2008, Virtusa also made the following executive management team appointments:

Tom Holler, Virtusa’s Executive Vice President, Finance and Chief Financial Officer, has been promoted to Executive Vice President and Chief Operating

Officer.  In his new role Tom will be responsible for operations management, with a focus on driving global efficiencies.

Keith Modder, Executive Vice President and Managing Director, Asian Operations, has been promoted to President, Asia and Executive Vice President Global Services.  Keith has been with Virtusa over 7 years, and in his new role will oversee global delivery, quality and service excellence.

Raj Rajgopal, General Manager of Communications, Content, and Technology (CCT) Business Unit, has been promoted to Executive Vice President of Business Development and Client Services.  Raj has been with Virtusa for 5 years and has over 20 years of services industry experience with large enterprises both in the United States and Europe.  In his expanded role, Raj’s responsibilities will include expanding client relationships, acquiring new clients, and bringing new solutions to market.

Ranjan Kalia, Senior Vice President of Finance, has been promoted to Senior Vice President, Chief Financial Officer, Treasurer and Secretary. Ranjan has over twenty years of experience as a finance leader.  Before joining Virtusa, Ranjan was VP Finance at EMC Corporation, an information infrastructure technologies company, and held various finance and operational roles including CFO for EMC Asia Pacific Region.

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “I am pleased to announce these executive management appointments which will further strengthen our company.  Tom will continue to drive business results in his new role as COO, and I am excited for Keith, Raj, and Ranjan to take on increased responsibilities.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  Third quarter 2009 revenue is expected to be in the range of $43.0 to $44.0 million, with diluted EPS of $0.08 to $0.12.

•                  Fiscal year 2009 revenue is expected to be in the range of $170.6 to $173.6 million, with diluted EPS of $0.19 to $0.29.

The Company’s third quarter and fiscal year 2009 diluted EPS estimates assume an average share count of approximately 23.8 million (assuming no further exercises of stock-based awards and no impact from the Share Repurchase Program) and assumes a stock price of $4.44, which was derived from the average closing price of our stock over the five trading days ended on October 24, 2008.  Deviations from this stock price will cause actual EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Conference Call and Webcast

Virtusa will host a conference call today, October 29, 2008 at 5:00 pm Eastern time to discuss the Company’s second quarter 2009 financial results, current financial guidance and other corporate developments.  To access this call, dial 888-801-6502 (domestic) or 913-981-5571 (international).  A replay of this conference call will be available through November 5, 2008 at 888-203-1112 (domestic) or 719-457-0820 (international).  The replay passcode is 4318351.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa Corporation

Virtusa is a global information technology (IT) services company providing IT consulting, technology implementation and application outsourcing services. Using its enhanced global delivery model, innovative platforming approach and industry expertise, Virtusa provides high-value services that enhance clients’ business performance, accelerate time-to-market, increase productivity and improve customer service.

Founded in 1996 and headquartered in Massachusetts, Virtusa has offices in the United States and the United Kingdom, and global delivery centers in India and Sri Lanka.

“Virtusa” is a registered trademark of Virtusa Corporation.

Forward-Looking Statements

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Virtusa’s expectations concerning management’s forecast of financial performance, the acquisition of new clients and growth of business, the share repurchase program, and management’s plans, objectives, and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things:  our dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; our ability to expand our business or effectively manage growth; restrictions on immigration; the loss of any key member of our senior management team,  increasing competition in the IT services outsourcing industry; our ability to hire and retain enough sufficiently trained IT professionals to support our operations; quarterly fluctuations in our earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period, our ability to attract and retain clients and meet their expectations;  our ability to sustain profitability or maintain profitable engagements; our ability to successfully manage our billing and utilization rates and our targeted on-site to offshore delivery mix; technological innovation; our ability to effectively manage our facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in our operations areas; political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to us by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to us; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the US dollar and the U.K. pound sterling; and the volatility of the market price of our common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Virtusa undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in our public filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ending March 31, 2008, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	September 30, 2008	March 31, 2008

Assets:
Cash and cash equivalents	$38,617	$41,047
Short-term investments	32,015	40,816
Accounts receivable, net	34,969	34,716
Unbilled accounts receivable	2,132	4,233
Prepaid expenses	6,118	4,025
Deferred income taxes	3,908	901
Other current assets	6,048	6,349
Total current assets	123,807	132,087

Property and equipment, net	20,069	16,833
Long-term investments	21,304	17,091
Restricted cash	3,573	4,361
Deferred income taxes	5,568	4,429
Other long-term assets	5,490	5,969
Total assets	$179,811	$180,770

Liabilities:
Accounts payable	$3,154	$3,726
Accrued employee compensation and benefits	9,492	10,424
Accrued expenses - other	14,863	8,375
Deferred revenue	815	351
Income taxes payable	1,118	403
Total current liabilities	29,442	23,279
Long-term liabilities	4,128	1,657
Total liabilities	33,570	24,936

Stockholders’ equity	146,241	155,834
Total liabilities and stockholders’ equity	$179,811	$180,770

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income

(In thousands except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue	$44,022	$40,257	$86,565	$77,703
Costs of revenue	28,344	23,038	56,412	44,636
Gross profit	15,678	17,219	30,153	33,067
Total operating expenses	14,989	12,510	29,453	25,170

Income from operations	689	4,709	700	7,897

Other income (expense)
Interest income, net	670	932	1,430	1,428
Foreign currency transaction gains (losses)	(896)	(129)	(880)	(436)
Other, net	27	(2)	31	(2)
Total other income (expense)	(199)	801	581	990

Income before income tax expense	490	5,510	1,281	8,887
Income tax expense (benefit)	(806)	943	(860)	1,632

Net income	$1,296	$4,567	$2,141	$7,255

Net income per share of common stock:
Basic	22,959,999	21,252,975	23,005,655	19,848,236
Diluted	24,358,242	23,216,311	24,533,214	21,764,130
Weighted average number of common shares outstanding
Basic (1)	0.06	0.21	0.09	0.37
Diluted	0.05	0.20	0.09	0.33

(1) The net income per share calculations for the three and six months ended September 30, 2007 give effect to the automatic conversion of the redeemable convertible preferred stock into 11,425,786 shares of common stock upon the completion of the Company’s initial public offering on August 8, 2007.

Media Contact:

Brian Ruby/Susan Hartzell
ICR
brian.ruby@icrinc.com, 203-682-8268
susan.hartzell@icrinc.com, 203-682-8238

Investor Contact:

Staci Strauss Mortenson/Kori Doherty
ICR
staci.mortenson@icrinc.com, 203-682-8273
kori.doherty@icrinc.com, 617-956-6730